Exhibit 10.1

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO CORNERWORLD (AS DEFINED BELOW). THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

INFORMATION INCLUDING THE ISSUE PRICE, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE TO THE HOLDER UPON REQUEST TO THE CHIEF EXECUTIVE OFFICER OF CORNERWORLD (AS DEFINED BELOW) AT (469) 828-4277.

Original Issue Date: February 23, 2009	$3,100,000

SECURED DEBENTURE

          THIS DEBENTURE is a duly authorized and validly issued Debenture of Woodland Holdings Corp., a Delaware corporation (“Buyer”) and Cornerworld Corporation, a Nevada corporation (“Cornerworld”, together with the Buyer, the “Issuers”), designated as their Secured Debenture (the “Debenture”). This Debenture is issued pursuant to that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Issuers, Ned B. Timmer and HCC Foundation (as may be amended or supplemented from time to time, the “Purchase Agreement”).

          FOR VALUE RECEIVED, the Issuers, jointly and severally, promise to pay to Ned B. Timmer or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the Face Amount by the Maturity Date, and to pay interest to the Holder on the aggregate outstanding Face Amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

          Section 1. Definitions.Capitalized terms used in this Debenture without definition or reference to another agreement shall have the meanings assigned to such terms in the Purchase Agreement. As used in this Debenture, the following terms shall have the meanings indicated herein and defined below:

           “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

          “Bankruptcy Event” means any of the following events: (a) any Issuer or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to any Issuer or any Subsidiary; (b) there is commenced against any Issuer or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) any Issuer or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) any Issuer or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) any Issuer or any Subsidiary makes a general assignment for the benefit of creditors; (f) any Issuer or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) any Issuer or any Subsidiary by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          “Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) (other than Permitted Holders) of effective control (whether through legal or beneficial ownership of capital stock by contract or otherwise) of in excess of 35% of the voting securities of Cornerworld, or (ii) Cornerworld merges into or consolidates with any other Person, or any Person merges into or consolidates with Cornerworld and, after giving effect to such transaction, the stockholders of Cornerworld immediately prior to such transaction own less than 40% of the aggregate voting power of Cornerworld or the successor entity of such transaction, or (iii) Cornerworld sells or transfers all or substantially all of its assets to another Person, whether in one transaction or in a series of related transactions.

          “Event of Default” shall have the meaning set forth in Section 6.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of Cornerworld pursuant to any stock or option plan duly adopted by a majority of the members of the board of directors of Cornerworld or a majority of the members of a committee of directors established for such purpose in a maximum amount not to exceed 10% of the then outstanding shares of Common Stock (calculated on a fully-diluted basis) and at a price not less than the VWAP of the Common Stock on the date of issuance or (b) securities upon the exercise or exchange of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities.

          “Face Amount” means $3,100,000.

          “Free Cash Flow” shall mean, for the period of determination, EBITDA minus cash interest, cash taxes, capital expenditures, debt repayments, Earn Out Payments (as defined under the Stock Purchase Agreement), distributions, dividends, parent company SG&A, plus or minus the net change in working capital accounts.

          “Guaranty” means the Guaranty dated as of the date hereof from the Issuers and the Subsidiaries in favor of the Holder.

          “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

          “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on (a) the legality, validity or enforceability of any Transaction Document, (b) the results of operations, assets, business or condition (financial or otherwise) of the Issuers and the Subsidiaries, taken as a whole, other than any such effect that results or arises from or relates to (i) changes in general economic or market conditions or prevailing interest rates, (ii) changes, circumstances or effects generally affecting the business or industry in which such party operates that do not have a disproportionate adverse impact on such entity, (iii) changes in applicable accounting principles or rules, or (iv) changes in generally applicable laws, regulations or interpretations, with respect to each of (i) through (iv) above, to the extent that such changes, circumstances or effects do not have a disproportionate adverse impact on the Issuers and the Subsidiaries, taken as a whole or (c) any Issuer’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

          “Material Contract” means each indenture, loan or credit agreement or any other agreement or instrument to which each Issuer is a party or by which it or any of its properties is bound the termination of which would result in a Material Adverse Effect.

          “Maturity Date” means the earlier of (i) 36 months from the Original Issue Date and (ii) the date this Debenture is permitted or required to be paid in accordance with the terms hereof.

          “Original Issue Date” means the date of the first issuance of this Debenture, regardless of any transfers of this Debenture and regardless of the number of instruments which may be issued to evidence this Debenture.

          “Permitted Holders” means (i) the Holder and (ii) each other shareholder of Cornerworld on the Original Issue Date, and Affiliates of each of the foregoing.

          “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due and payable or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Cornerworld) have been established in accordance with GAAP; and (b) Liens imposed by law which were incurred in the ordinary course of an Issuer’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of such Issuer’s business, and which do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of such Issuer’s.

          “Pledge and Security Agreements” means (i) the Pledge and Security Agreements dated as of the date hereof by the Issuers and the Subsidiaries in favor of the Holder and (ii) upon consummation of the transactions contemplated under the Unit Purchase Agreement, the pledge and security agreement entered into by the Issuers and the Subsidiaries, as applicable, granting the Holder a security interest on certain of the assets of T2 Communications and Visitatel.

          “Subsidiary” means any subsidiary of Cornerworld.

          “Trading Day” means a day on which the Trading Markets are open for business.

          “Trading Market” means the following markets or exchanges: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

          “Transaction Documents” means the Debenture, the Purchase Agreement, the Guaranty, the Pledge and Security Agreements, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

          “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to Cornerworld.

Section 2. Interest and Payments.

          a) Interest Rate. Interest shall accrue each day on the outstanding Face Amount at the rate per annum equal to 12.00%.

          b) Payments of Interest. Interest shall be payable monthly on the fifteenth Business Day of each month, commencing May 15, 2009. All accrued and unpaid interest shall be paid in full on the Maturity Date.

          c) Payments of Principal. Subject to Section 2(d) below, payments of principal shall be made as follows: (i) $300,000 per quarter for each of the four quarters ending March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010; (ii) $375,000 per quarter for each of the four quarters ending March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011; and (iii) the remaining outstanding balance of the Face Amount on the Maturity Date.

          d) Free Cash Flow Sweep. Notwithstanding the foregoing, on each date on which the financial statements are delivered to the Holder pursuant to Section 5(g)(B), the Issuers shall make a payment on the outstanding Face Amount in an aggregate principal amount equal to 40% of Free Cash Flow for the quarter then ended. For the avoidance of doubt, the payments under this Section 2(d) are included in those required under Section 2(c) above.

          e) Method of Payment. All payments required to be made hereunder shall be made either (i) by wire transfer of funds in accordance with the Holder’s instructions not later than 3:00 PM (Eastern Time) on the dates such payments are due in the amount then due. The inability of Holder to make such debits and credits at any time due to insufficient funds shall not relieve the Issuers of their unconditional obligation to make all such payments.

          f) Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the Face Amount, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

          g) Prepayment. The Issuers may prepay all or any portion of the unpaid Face Amount upon at least 30 days’ notice to the Holder. At the option of the Holder upon notice to the Issuers, the Face Amount of this Debenture and all accrued and unpaid interest thereon, shall become due and payable on the date on which a Change of Control Transaction shall have been consummated.

Section 3. Registration of Transfers and Exchanges.

          a) Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debenture of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

          b) Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

          c) Reliance on Debenture Register. Prior to due presentment for transfer to the Issuers of this Debenture, the Issuers and any agent of the Issuers may treat the Person in whose name this Debenture is duly registered on the Debenture register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither any Issuer nor any such agent shall be affected by notice to the contrary.

Section 4. Guaranty and Collateral. The obligations of the Issuers hereunder are (a) guarantied by the Issuers and the Subsidiaries under the Guaranty and (b) secured by a continuing security interest in certain assets of the Issuers and the Subsidiaries pursuant to the terms of the Pledge and Security Agreements.

Section 5. Covenants. As long as any portion of this Debenture remains outstanding, each Issuer agrees, that unless otherwise consented to by Holder, as follows:

          a) it shall not enter into, create incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, unless in any such case, the obligations of such Issuer with respect thereto are subordinated to the obligations of such Issuer hereunder on terms satisfactory to the Holder, except;

i.	indebtedness incurred by the Buyer represented by $4,200,000 Purchase Money Promissory Note in favor of the Holder on the closing date;

ii.	indebtedness existing on the date hereof;

iii.

indebtedness incurred by the Issuers and their Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect to workers’ compensation claims, or other indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

iv.	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuers and their Subsidiaries in the ordinary course of business;

v.

the incurrence of indebtedness by the Issuers and their Subsidiaries that serves to extend, replace, refund, refinance, renew or defease the promissory note issued by Cornerworld on the date hereof to IU Investments, LLC in the amount of $1,900,000;

vi.	the incurrence of indebtedness by the Issuers and their Subsidiaries that service to extend, replace, refund, refinance, renew or defease any of the indebtedness in clause (ii);

vii.

indebtedness arising from the honoring by a bank or other financial institution of a check, draft or a similar instrument drawn against insufficient funds in the ordinary course of business; provided that such indebtedness is extinguished within two (2) Business Days of its incurrence; and

viii.

other unsecured indebtedness not otherwise permitted by this Section 5(a); provided the aggregate principal amount of all indebtedness permitted by this paragraph (vii) shall not exceed $600,000 at any time outstanding;

          b) other than Permitted Liens, it shall not enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in any such case, such Lien is subordinated to the Lien of the Holder therein on terms satisfactory to the Holder;

          c) it shall not amend its charter documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

          d) it shall not issue any securities, debt or equity, to any Person, other than pursuant to an Exempt Issuance, nor shall it make any loans to any of its officers, directors or employees;

          e) it shall not engage in any material business other than the business it is engaged in at the Original Issue Date or any activities directly related thereto;

          f) it shall not, nor shall it permit any Subsidiary to, increase any of the compensation paid to any of its officers and members of senior management from that set forth in any employment agreement in effect at the Original Issue Date with such persons (true and complete copies of which agreements have been provided to Holder) or otherwise payable to such persons, or implement any profit sharing plan, in each case without the approval of Cornerworld’s Board of Directors and the consent of Holder, which consent shall not be unreasonably withheld;

          g) it shall furnish to Holder (A) monthly, (i) Cornerworld’s consolidated and consolidating income statement, cash flow statement and balance sheet within 30 days following the end of each month and (ii) a then current detailed aging report of Cornerworld’s consolidated and consolidating accounts payable and accounts receivable, (B) within 45 days following the end of each calendar quarter, a quarterly consolidated and consolidating income statement, cash flow statement and balance sheet of Cornerworld, prepared by a firm of certified public accountants, (C) within 90 days after the end of Cornerworld’s fiscal year, an annual consolidated financial report of Cornerworld audited by a firm of certified public accountants satisfactory to Holder, (D) together with each of the foregoing, a narrative statement from Cornerworld’s management of Cornerworld’s consolidated financial performance and a description of any material events occurring during the period covered by such financial statements, (E) together with each of the foregoing, a certificate from the chief executive officer or chief financial officer of Cornerworld confirming the accuracy and completeness of the financial reports and that no Event of Default has occurred and (F) such other reports, information or documents as the Holder shall reasonably request from time to time;

          h) it shall, upon Holder’s request and reasonable notice, permit the Holder (i) to have access, during normal business hours, to its and the Subsidiaries’ books and records and (ii) to have an auditor conduct an audit of its financial statements, at the Holder’s expense; provided that, on a quarterly basis, the Holder may request any such audit, which shall be at the Issuers’ expense for up to $3,000 plus reasonable travel expenses for each such appraisal and audit;

          i) it shall notify and furnish Holder a true and complete copy of, no later than three Business Days after the occurrence of, it entering into any Material Contract or any amendment or renewal of any Material Contract;

          j) it, together with the other Issuer and the Subsidiaries, shall not make capital expenditures in any 12-month period in excess of $360,000;

          k) it, together with the other Issuer and the Subsidiaries, shall maintain with insurance companies satisfactory to Holder business interruption insurance in amounts not less than the outstanding Face Amount;

          l) it shall not enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company or acquire or purchase a business or its assets;

          m) other than as set forth on a budget agreed upon by Woodland and Holder, it shall not, and it shall cause each Subsidiary not to, transfer cash to any Affiliate, without Holder’s prior written consent;

          n) not later than four months after the Original Issue Date, Cornerworld shall employ a chief financial officer satisfactory to Holder;

          o) Cornerworld shall have at least two directors that are satisfactory to Holder at the time of appointment of such directors and on an annual basis thereafter, one of which shall be appointed by Holder and the other of which shall qualify as “independent directors” (within the meaning of NASDAQ Stock Market Rule 4200(a)(15)(B)) to the satisfaction of the Holder;

          p) it shall not enter into any agreement with respect to any of the matters set forth in the foregoing clauses (a), (b), (c), (d), (e), (f), (j), (l) and (n); and

          q) it shall maintain all bank accounts at Comerica Bank and shall make the necessary arrangements so that Holder shall have internet access to the account for the purpose of reviewing all transactions on the account, and not for making deposits or withdrawals or transfers of any kind.

Section 6. Events of Default.

          a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

          i. any default in the payment of (A) the principal amount of this Debenture or (B) interest or other amounts owing to the Holder on this Debenture, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

          ii. any Issuer shall fail to observe or perform any other covenant or agreement contained in this Debenture or any other Transaction Document to which it is a party which failure is not cured, if possible to cure, within thirty (30) Trading Days after notice of such failure sent by the Holder;

          iii. a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which any Issuer or any Subsidiary is obligated (and not covered by clause (vi) below);

          iv. any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

          v. any Issuer or any Subsidiary shall be subject to a Bankruptcy Event;

          vi. any Issuer or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

          vii. the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days;

          viii. any customer of any Issuer or of any Subsidiary that accounted for more than 20% of the consolidated accounts receivable of the Issuers and the Subsidiaries during the immediately preceding 12 months shall fail to remit payment in respect of its accounts receivable, or any Issuer or Subsidiary fails to remit to such account any such payment that it receives;

          ix. any monetary judgment, writ or similar final process shall be entered or filed against any Issuer, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days; or

          x. any event occurs that has, or could reasonably be expected to have, a Material Adverse Effect.

          b) Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable. Commencing after the occurrence of any Event of Default, the interest rate on this Debenture shall accrue at an interest rate equal to the current interest rate plus 4.0% per annum. In connection with such acceleration described herein, the Holder need not provide, and the Issuers hereby waive any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law and the Transaction Documents, including, without limitation, providing Holder with access to each Issuer’s and Subsidiary’s books and records at any time. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Holder shall be entitled to recover all attorneys’ fees and costs incurred as a result of any Event of Default, including the costs of collecting the amounts due hereunder, which amounts shall be due upon demand.

Section 7. Miscellaneous.

          a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be delivered as set forth in the Purchase Agreement.

          b) Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Issuers, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct, unconditional, secured and senior debt obligation of the Issuers. The obligations of the Issuers hereunder are joint and several.

          c) Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Issuers shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Issuers.

          d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.

          e) Waiver. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver by the Holder must be in writing.

          f) Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

          g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

          h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(Signature Page Follows)

          IN WITNESS WHEREOF, each Issuer has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CORNERWORLD CORPORATION

By:	/s/ Scott Beck

Name: Scott Beck
Title: Chairman and Chief Executive Officer

WOODLAND HOLDINGS CORP.

BY: CORNERWORLD CORPORATION, ITS SOLE MEMBER

By:	/s/ Scott Beck

Name: Scott Beck
Title: Chairman and Chief Executive Officer

[Signature Page to Debenture]